UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On September 16, 2010, the Board of Directors of Solera National Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Solera National Bank (the “Bank”), appointed Mr. Joel S. Rosenstein to the Board of Directors of the Company and the Bank, effective October 21, 2010.  Mr. Rosenstein was an Organizer of Solera National Bank and formerly served as a Director of both the Company and the Bank until his resignation on August 27, 2009 to devote more time to his professional interests.  The Board has determined that Mr. Rosenstein is “independent” within the meaning of Rule 4200(a)(15) of the Nasdaq listing standards, which are the independence standards previously adopted by the Board, and Mr. Rosenstein has no material relationship or reportable transactions with the Company under Item 404(a) of Regulation S-K.

 Mr. Rosenstein has not been appointed to any board committees of the Company and will initially be serving on the Bank’s Credit Committee.  Consistent with both the Company’s and Bank’s current policies for non-employee directors, Mr. Rosenstein will receive $400 for attendance at each jointly held Company and Bank board meeting and $200 for attendance at each Credit Committee meeting.  Further, he will be reimbursed for out-of-pocket expenses incurred in connection with the performance of Board duties.  Finally, he is eligible to receive future equity awards under the Company’s stock incentive plan as determined by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: September 21, 2010	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Executive Vice President and Chief Financial Officer